Putnam Short Term Municipal Income Fund, as of May 31, 2013, semiannual report

Item 77I
This is the Funds first NSAR.  The fund has class A, B, C, M and
Y shares and is a series of Putnam Funds Trust, which was registered by PEA 166 filed on March 18, 2013.